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Exhibit 23.3

Genco Shipping & Trading Limited.
35 West 56th Street
New York, New York 10019
United States of America
June 15, 2005

Dear Sir/Madam

        At your request we have reviewed the sections of the Prospectus contained in the Registration Statement on Form S-1, as amended, filed by Genco Shipping & Trading Limited entitled:

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  "Risk Factors—The international drybulk shipping industry is cyclical and volatile, which may lead to reductions and volatility in our charter rates, vessel values and results of operations."

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  "Risk Factors— Charter rates for drybulk carriers have recently been at historically high levels and future growth will depend on continued growth in the world economy."

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  "Risk Factors—A decline in the market value of our vessels could lead to a default under our proposed new credit facility and the loss of our vessels which would adversely affect our business" and

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  "The International Drybulk Shipping Industry," and the statistical and graphical information contained therein, and in any other instance where we are identified as the source of information included in the Prospectus of Genco Shipping & Trading Limited.

        Based on our review of his material, we confirm that such sections of the Prospectus and the statistical and graphical informational contained therein accurately describe the international drybulk shipping industry in all material respects based on available data. We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company of Form S-1, as amended, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm under the heading "Experts" in the Prospectus and to all other references to our firm therein.

Yours faithfully,
/s/ NIGEL GARDINER Managing Director Drewry Shipping Consultants Ltd.

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  Exhibit 23.3